Exhibit 10.7

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) made and entered into as of the 31st day of May, 2006, by and between AAR CORP., a Delaware corporation (“Company”), and David P. Storch (“Employee”).

WHEREAS, Employee is currently an elected director of the Company and holds the position of Chairman of the Board, President and Chief Executive Officer; and

WHEREAS, the Company currently employs Employee pursuant to a certain Amended and Restated Employment Agreement dated June 1, 1998, as amended by amendment dated July 10, 2001 (“Original Agreement”); and

WHEREAS, the Company and Employee desire to further amend the Original Agreement as herein set forth to reflect certain mutually agreed changes to the terms and conditions thereof; and

WHEREAS, for their mutual convenience, the Company and Employee desire to restate the Original Agreement, as so amended, in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Employment. The Company hereby continues to employ Employee and Employee hereby accepts continued employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

2.             Term. The term of this Agreement shall commence as of the date hereof and, unless earlier terminated as hereinafter provided, shall end on May 31, 2010.

The Chairman of the Compensation Committee of the Board of Directors of the Company will schedule a meeting with Employee at a mutually convenient time prior to June 15, 2009 to discuss extension of the term of this Agreement. If the Company and Employee mutually desire to extend the term of the Agreement, the parties will promptly thereafter commence negotiations with the goal of reaching agreement not later than 180 days prior to the expiration date of the Agreement.

If the Company does not offer to extend the term of this Agreement for any reason, other than circumstances that would constitute Cause under Section 7(a), the Company and Employee may mutually agree, within thirty days after the end of the term, to continue Employee’s employment as an at-will employee. If Employee continues as an at-will employee, he shall have the right upon his subsequent termination of employment to a severance benefit equal to the benefit provided under Section 7(c). If, within such thirty day period, the Company and Employee do not mutually agree to continue Employee’s employment as an at-will employee, Employee shall receive a severance benefit equal to the benefit provided under Section 7(c) at the end of such thirty day period, or such longer period as required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.             Duties.

(a)           Employee shall have the title, duties and responsibilities of Chairman of the Board, President and Chief Executive Officer and such other titles, duties and responsibilities as may from time to time be assigned by the Board of Directors that are consistent with such duties and responsibilities.

(b)           Employee agrees to do and perform all such acts and duties faithfully and diligently and to furnish such services as the Board of Directors may from time to time direct, and do and perform all acts in the ordinary course of business of the Company (within such limits as the Company may prescribe) necessary and conducive to the best interest of the Company.

(c)           Employee agrees to devote his full time, energy and skill to the business of the Company and to the promotion of the best interests of the Company and the performance of his duties as Chairman of the Board, President and Chief Executive Officer of the Company and in such other capacities as he may be elected; provided that Employee shall not (to the extent not inconsistent with Sections 3(d), 8(a) and 8(b) below) be prevented from (i) serving as a director of any corporation consented to in advance by resolution of the Board of Directors of the Company, (ii) engaging in charitable, religious, civic or other non-profit community activities, or (iii) investing his personal assets in such form or manner as will not require any substantial services on his part in the operation or affairs of the business in which such investments are made which would detract from or interfere or cause a conflict of interest with performance of his duties hereunder.

(d)           Employee agrees to observe policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee loyalty and prohibited conflicts of interest.

4.             Compensation. The Company shall pay to Employee, for all services to be performed by Employee an annual base salary (“Base Salary”) at the rate of Seven Hundred Seventeen Thousand One Hundred Sixty-Eight Dollars ($717,168.00) per fiscal year, or such greater amount as may be authorized by the Compensation Committee of the Board of Directors of the Company, in its sole discretion, upon annual review during the term of employment, payable in periodic installments in accordance with the Company’s payroll practice in effect from time to time and prorated for any portion of a fiscal year (Company’s fiscal year currently being the period from June 1 of each year through May 31 of the following year).

5.             Incentive Bonus Payments. In addition to the Base Salary described above, Employee will continue to participate in and receive payments under such incentive bonus programs as the Company, in its sole discretion, may authorize from time to time for Employee and other executive officers of the Company; provided, however, Employee will be entitled to the following during the term of this Agreement:

(a)           Annual Discretionary Incentive Bonus Opportunity. Employee will have a graduated annual, cash incentive bonus opportunity of up to 100% of Base

Salary for performance at or below target and up to an additional 50% of Base Salary for performance in excess of target. Performance will be measured against annual financial targets approved by the Compensation Committee of the Board of Directors of the Company which, in the Committee’s discretion, may be intended to qualify the cash incentive bonus as performance-based compensation under Code Section 162(m). Actual bonus amounts paid will be determined as follows:

(i)            For performance below 80% of target, no bonus will be payable.

(ii)           For performance from 80% to 100% of target, a bonus equal to 70% to 100% of Base Salary will be payable, pro rata based on performance level achieved from 80% to 100% of target.

(iii)          For performance from 100% to 120% of target, a bonus equal to 100% to 150% of Base Salary will be payable, pro rata based on performance level achieved from 100% to 120% of target. No additional bonus amount will be payable for performance above 120% of target.

The incentive bonus payable under this Section 5(a) will be paid in cash within 2 and 1/2 months of the end of each fiscal year.

(b)           Long Term Incentive Bonus Awards. Employee will receive performance restricted stock awards in accordance with and subject to the terms of Appendix (i) hereto, which is incorporated herein by reference which, in the Compensation Committee’s discretion, may be intended to qualify as performance-based compensation under Section 162(m) of the Code. Notwithstanding the preceding sentence, Employee will not receive any award under this Section 5(b) unless he is in compliance, at the time of such award, with the Company’s stock ownership requirement for the Chief Executive Officer of the Company in effect at the time of such award.

6.             Vacation and Fringe Benefits; Executive Perquisites.

(a)           Employee will accrue vacation in accordance with the Company’s policy in effect from time to time for other executive officers; provided that no decrease in vacation benefits from those available on the date hereof shall be applicable to Employee during the term hereof. Employee shall be entitled to participate, according to eligibility provisions of each, in such medical, life and disability insurance programs, profit sharing plans, retirement plans, executive financial planning programs, and other fringe benefit plans as may be in effect from time to time during the term hereof and available to other executive officers of the Company. Notwithstanding any other provisions of this Agreement, upon retirement from the Company on or after reaching age 55, Employee (and Employee’s dependents) shall be entitled to participate, for Employee’s (and Employee’s dependents’) lifetime, in the Company’s medical, hospitalization and dental health and welfare benefit plans, and any executive health programs then in effect, on the same terms and in amounts and of the same type(s) generally made available to any actively employed executive officer of the Company; provided, however, that such participation shall not be available from and after the date

Employee first becomes eligible for health benefit plans provided by another employer of Employee.

(b)           In addition, during the term of this Agreement and any extension thereof, Employee shall be entitled to the following additional perquisites:

(i)            personal use (including transportation of accompanying dependent family members) of any corporate business aircraft owned or chartered by the Company for Company business purposes from time to time, subject to payment of the standard industry fare level (“SFL”) for each passenger as published by the Internal Revenue Service from time to time (or as may be required pursuant to any superseding IRS rules or regulations or SEC accounting requirements in effect from time to time);

(ii)           automobile allowance of $12,300 per calendar year;

(iii)          reimbursement of membership dues, fees and charges for club services or use of facilities (including personal charges not exceeding $10,000 annually, but excluding charges for private parties and individual personal expense items exceeding $300) in the Lake Shore Country Club, Medinah Country Club, and the Standard Club;

(iv)          reimbursement of membership dues, fees, charges, and travel and related expenses incurred in connection with meeting attendance and organization activities of  such professional clubs/organizations of which he is a member that are appropriate and conducive to the performance of his duties (including but not limited to Executive Club of Chicago, Economics Club of Chicago, the Wings Club, the Young President’s Organization (“YPO”)/World Presidents Organization (“WPO”));

(v)           reimbursement of travel and related expenses in connection with services to and participation in meetings of not-for-profit educational organization Boards of which he is a member (including but not limited to the Board of Trustees of Ithaca College);

(vi)          professional financial planning and income tax preparation assistance expenses actually incurred in an amount not to exceed $15,000 per calendar year;

(vii)         participation in the Company’s executive annual physical and preventative health program in effect from time to time; and

(viii)        payment of reasonable legal fees related to the review and negotiation of this Agreement.

7.             Termination.

(a)           The Company may terminate this Agreement at any time for Cause. Any such termination will be by majority action of all of the independent directors of the Board of Directors taken at a regular or specially called meeting of the Board, upon a minimum of 10 days written notice thereof to Employee, with termination of this Agreement listed as an agenda item. Employee will be given a reasonable opportunity to be heard at such meeting with his attorney present if Employee desires.

The term “Cause” means:

(i)            Employee engages, during the performance of his duties hereunder, in material acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; or

(ii)           Employee intentionally disobeys or disregards a material, lawful and proper direction of the Board; or

(iii)          Employee materially breaches the Agreement and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by Employee of written notice from the Company specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii), a material breach of the Agreement that involves inattention by Employee to his duties under the Agreement shall be deemed a breach capable of cure.

Without limiting the generality of the foregoing, the following shall not constitute Cause for the termination of this Agreement:

(i)            any personal or policy disagreement between Employee and the Company or any member of the Board, or

(ii)           any action taken by Employee in connection with his duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Company and he had no reasonable cause to believe his conduct was unlawful; or

(iii)          termination of employment of Employee for unsatisfactory performance (including failure to meet financial goals).

A finding of termination for Cause shall be made by resolution adopted by the independent directors of the Board of Directors, setting forth the particulars thereof.

Upon termination of this Agreement by the Company for Cause, Employee will be eligible to receive (A) his Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

(b)           Employee may terminate this Agreement at any time without Good Reason, upon a minimum of 30 days written notice thereof to the Company. The term “Good Reason” means:

(i)            a material reduction in the nature or scope of Employee’s duties, responsibilities, authority, power or functions, or a material reduction in Employee’s compensation (including benefits) from then-current levels; or

(ii)           a good faith determination by Employee that as the result of a material change in employment circumstances, he is unable to carry out his duties and responsibilities contemplated by this Agreement in a manner consistent with the practices, standards, values or philosophy of the Company; or

(iii)          a material breach of this Agreement by the Company and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by the Company of written notice from Employee specifying the nature of the breach and demanding the cure thereof; or

(iv)          a relocation of the primary place of employment of at least 50 miles.

Upon termination of this Agreement by Employee without Good Reason, Employee will be eligible to receive (A) his Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

(c)           The Company may terminate this Agreement at any time prior to a Change in Control of the Company, as defined in Section 10(d), without Cause, upon a minimum of 30 days written notice thereof to Employee. Upon termination of this Agreement pursuant to this Section 7(c), the Company will pay to Employee, (i) monthly for 36 months, an amount equal to Employee’s regular monthly Base Salary at the time of termination plus (ii) a lump sum equal to three times Employee’s average annual cash bonus under Section 5(a) for the preceding three fiscal years of the Company; provided, however, all such payment obligations shall terminate immediately upon any material breach by Employee of Section 8(a) of this Agreement or any breach by Employee of Section 8(b) of this Agreement. Upon termination of this Agreement by the Company without Cause, no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (i) the payments provided for above, (ii) any Base Salary, bonus or other benefits which have accrued to Employee prior to the date of any such termination, and (iii) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

(d)           Employee may terminate this Agreement at any time for Good Reason, as defined in Section 7(b) above, upon a minimum of 30 days written notice thereof to the Company. Upon termination of this Agreement by Employee for Good Reason, the Company will pay to Employee, (i) monthly for 36 months, an amount equal to Employee’s regular monthly Base Salary at the time of termination plus (ii) a lump sum equal to three times Employee’s average annual cash bonus under

Section 5(a) for the preceding three fiscal years of the Company; provided all such payment obligations shall terminate immediately upon any breach by Employee of Section 8 of this Agreement. Upon termination of this Agreement by Employee pursuant to this Section 7(d), no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (i) the payments provided for above, (ii) any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination, and (iii) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

This Agreement shall automatically terminate upon the death of Employee during the term. Upon termination of this Agreement due to death, Employee’s beneficiary, designated by written instrument delivered to the Company (or, if no beneficiary is designated or survives Employee, to the duly appointed representative of his estate) will be eligible to receive (A) his Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company. Death benefits payable under any of the Company’s benefit plans in which Employee was a participant at the time of his death shall be payable in accordance with the terms of such plans.

(e)           The Company or Employee may terminate this Agreement at any time because of the Disability of Employee. “Disability” shall mean a physical or mental condition which has prevented Employee from substantially performing his duties under this Agreement for a period of 180 days and which is expected to continue to render Employee unable to substantially perform his duties for the remaining term of this Agreement on a full-time basis. The Company will make reasonable accommodation for any handicap of Employee as may be required by applicable law.

In the event of termination by the Company for Disability, a finding shall be made by resolution adopted by the independent directors of the Board of Directors of the Company, setting forth the particulars of the Disability. The Company may require the submission of such medical evidence as to the condition of Employee as it may deem necessary in order to arrive at its determination of its position as to the occurrence of a Disability. Employee will be provided with reasonable opportunity to present additional medical evidence as to the medical condition of Employee for consideration prior to the independent directors of the Board of Directors making their determination of their position as to the occurrence of a Disability.

Upon termination of this Agreement for Disability, Employee will continue to be eligible to participate in the Company’s medical, dental and life insurance programs available to executive officers in accordance with their terms applicable to employees for a period of three years from the date of such termination of this Agreement. Further, in the event of termination of this Agreement pursuant to this Section 7(e), Employee will be eligible to receive (A) his Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the

Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

8.             Confidential Information and Restriction of Competition.

(a)           Employee acknowledges that his employment hereunder will place him in a position of utmost trust and confidence and that he will have access to non-public information concerning the operation of the business of the Company and any affiliated companies as to which Employee provided services or had access to confidential information (hereinafter referred to in this Section as the “Affiliated Companies”), including, but not limited to, manufacturing methods, developments, secret processes, know-how, costs, prices and pricing methods, sources of supply, customer information, financial information, and personnel information (the “Confidential Information”). Employee acknowledges that the Confidential Information is among the Company’s and the Affiliates’ most valuable assets and that the value of such information may be destroyed by unauthorized use or disclosure. All such Confidential Information imparted to or learned by Employee in the course of his employment (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform his duties and, in no event, disclosed to anyone outside the employ of the Affiliated Companies and their authorized consultants and advisors, unless express written authorization to use or disclose such information has been given by the Company. If Employee ceases to be employed by the Company for any reason, he shall not take with him any documents or other papers containing or reflecting Confidential Information or any other Company property, and Employee shall return all documents and files (whether in electronic or paper form) and other Company property to the Company immediately upon cessation of his employment.

(b)           Employee agrees that during the term hereof and for a period of two years after voluntary termination of employment hereunder by Employee or termination of employment hereunder by the Company pursuant to Section 7 above, he shall not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer, director, agent, or stockholder of any organization, entity or business, or otherwise, directly or indirectly (i) take or convert for Employee’s personal gain or benefit or for the benefit of any third party, any business opportunity(ies) relating to the Company’s actual or planned business, of which Employee becomes aware during or as a result of his employment, (ii) directly or indirectly, engage in any Prohibited Activities in competition with the Company or any Affiliated Company’s business, (iii) own, purchase, organize or take preparatory steps for the organization of, or build, design, finance, acquire, lease, operate, mortgage, invest in, provide services directly or indirectly related to Prohibited Activities to, or otherwise engage in, any business in competition with or otherwise similar to the Company’s or any Affiliated Company’s business, (iv) solicit in connection with any activity which is competitive with any of the businesses of the Company or any Affiliated Company, any customers or suppliers of the Company or any Affiliated Company with whom Employee had contact on behalf of the Company during his employment, or induce or attempt to induce any such customer or supplier to terminate or materially change its relationship with Employer; or (v) hire, or solicit or interview for employment, any sales, marketing or management employee of the Company or any Affiliated Company with respect to whom Employee had contact, supervisory responsibility, or access to non-public information. Prohibited Activities are the maintenance, repair and overhaul of aircraft, aircraft components, aircraft engines and aircraft engine components; the manufacture of aircraft parts or components, aircraft engine parts or components, and military rapid deployment products of the type manufactured by the Company; the financing, buying, selling, trading, brokering and leasing of aircraft, aircraft engines and components; inventory and logistics management; and rapid deployment of military and defense-related products of the type manufactured by the Company. Covenants (ii) and (iii) above shall be geographically limited to the following territory:  within 100 miles of any location within the United States of America, or any other country, where the Company or any Affiliated Company did business during the last six months of Employee’s employment with the Company. The Company and Employee acknowledge the reasonableness of these covenants not to compete and non-solicitation. Nothing herein shall prohibit Employee from being the legal or equitable holder of not more than 5% of the outstanding capital stock of any publicly held corporation which may be in direct or indirect competition with the Company or any Affiliated Company. Notwithstanding any other provision of this Agreement, this Section 8(b) shall be void if the Company terminates this Agreement for Cause or fails to provide severance payments or benefits as required under this Agreement .

(c)           If at any time, any clause or portion of this Section 8 shall be deemed invalid or unenforceable by the laws of the jurisdiction in which it is to be enforced by reason of being vague or unreasonable as to duration, geographic scope, nature of activities restricted, or for any other reason, this provision shall be considered divisible as to such portions and the foregoing restrictions shall become and be immediately amended to include only such duration, scope or restriction and such event as shall be deemed reasonable and enforceable by the court or other body having jurisdiction to enforce this Agreement; and the parties hereto agree that the restrictions, as so amended, shall be valid and binding as though the invalid or unenforceable portion had not been involved herein.

(d)           Employee acknowledges and agrees that the Company would be irreparably harmed by violations of this Section 8 and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

(e)           This Section 8 shall survive any termination of this Agreement and any termination of Employee’s employment. The time period associated with each covenant herein shall be tolled (shall not run) for so long as Employee is in breach of that covenant.

9.             Changes in Business. The Company, acting through its Board of Directors, will at all times have complete control over the Company’s business. Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations, may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operation, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse by reason of such action. Provided, however, no such action shall result in the reduction of Employee’s Base Salary or other benefits provided for hereunder; provided, further that if the Company discontinues operations, a discretionary bonus may or may not be granted, however, Employee will be entitled to a pro rata share of any non-discretionary incentive bonus through the date of discontinuance. Said pro rata bonus will be calculated by the Chief Financial Officer of the Company whose determination will be final.

10.           Change in Control.

(a)           In the event:

(i)            a Change in Control of the Company occurs, and

(ii)           at any time during the 24 month period commencing on the date of the Change in Control the Company terminates Employee’s employment for other than Cause or Disability, or Employee terminates his employment for Good Reason, in either case by 30 days written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, or Employee’s employment with the Company terminates for any reason other than Disability or death during the 30-day period commencing on the expiration of the aforementioned 24 month period, then:

(A)          The Company shall promptly pay to Employee a lump sum cash payment in an amount equal to the sum of (1) all Base Salary earned through the date of termination, (2) any annual cash bonus under Section 5(a) earned by Employee for the fiscal year of the Company most recently ended prior to the date of termination to the extent unpaid on the date of termination, (3) a pro rata portion of the annual cash bonus under Section 5(a), Employee would have earned had he been employed by the Company on the last day of the fiscal year in which the date of termination occurs (as if all performance targets had been met) that is applicable to the period commencing on the first day of such fiscal year and ending on the date of termination, and (4) any and all other benefits and amounts earned by Employee prior to the date of termination to the extent unpaid.

(B)           The Company shall pay to Employee in a lump sum, within 90 days after the date of his termination, a cash payment in an amount equal to three times Employee’s total cash compensation (Base Salary plus annual cash bonus under Section 5(a)) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation.

(C)           Employee and his dependents shall continue to be covered by, and receive employee welfare and executive fringe benefits in accordance with the terms of, all of the Company’s benefit plans and executive fringe benefit programs for three years following the date of termination, and at no less than the levels he and his dependents were receiving immediately prior to the Change in Control. Employee’s dependents shall be entitled to continued benefits coverage pursuant to the preceding sentence for the balance of such three year period in the event of Employee’s death during such period. The period during which Employee and his dependents are entitled to continuation of group health plan coverage pursuant to Code Section 4980B, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall commence on the date next following the expiration of the aforementioned three year period.

(D)          Employee shall receive an additional retirement benefit, over and above that which Employee would normally be entitled to under the AAR CORP. Retirement Savings Plan and the AAR CORP. Supplemental Key Employee Retirement Plan, equal to the amount attributable to Company contributions that Employee would have earned under each such plan had he authorized the same elective contribution he had elected during the immediately preceding calendar year, if applicable, and had he accumulated three additional continuous years of service. Such amount shall be paid to Employee in a cash lump sum payment upon a termination of employment which triggers Change in Control termination of employment benefits hereunder. In such event, the Company shall concurrently pay Employee a gross-up bonus in an amount equal to any federal, state and local income taxes (including FICA or any similar taxes) payable by Employee on such lump sum payment and such gross-up bonus.

(E)           The Company, at its expense, shall provide Employee with outplacement services of a nationally recognized outplacement firm of Employee’s choosing until the earlier of Employee’s attainment of employment or the date eighteen months from the date of Employee’s termination of employment; provided, however, that the cost of such outplacement services shall not exceed 3.5% of the cash payment due to Employee pursuant to Section 10(a) (ii) (B) above.

(b)           The amounts paid to Employee under this Change in Control provision applicable to Employee shall be considered severance pay in consideration of past services Employee has rendered to the Company and in consideration of Employee’s continued service from the date hereof to entitlement to those payments.

(c)           In the event that a Change in Control has occurred, both for purposes of this Agreement and for purposes of the AAR CORP. Stock Benefit Plan, as amended (“Plan”), whether or not such Change in Control has the prior written approval of a majority of the Continuing Directors (as defined in the Plan), and notwithstanding any conditions or restrictions related to any Award granted to Employee under the Plan, (i) all performance opportunity restricted stock shares eligible for award hereunder shall be immediately awarded according to the performance matrix set forth in Appendix (i) of this Agreement based on the higher of target or actual performance through the effective date of a Change in Control using the latest data then available to determine goals applicable for the partial performance period, and all restrictions thereon shall be immediately released, and (ii) all outstanding option grants, limited rights and restricted stock awards granted or awarded under the Plan which have not then become vested or exercisable or which remain restricted, shall immediately become vested or exercisable and restrictions will lapse, as the case may be, and any such options shall remain exercisable for the full remaining life of the option(s) whether or not Employee’s employment continues.

(d)           For purposes of this provision, Change in Control means the earliest of:

(i)            any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 35% of the outstanding capital stock of the Company entitled to vote for the election of directors; or

(ii)           the effective time of (A) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (B) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(iii)          the election, over any 12-month period, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the directors constituting a majority of the number of directors of the Company then in office.

(e)           The Company shall promptly pay Employee a gross-up bonus in an amount equal to (A) all excise taxes payable under Section 280G of the Internal Revenue Code on any amounts constituting “golden parachute” payments, plus (B) any federal, state, and local income taxes and excise taxes (including FICA) payable by Employee on such gross-up bonus in order to put Employee in the same position he would have been in if the excise tax provision (Section 280G) did not apply.

11.           Legal Fees. The Company will pay reasonable legal/attorney’s fees (including court costs and other costs of litigation) incurred by Employee in connection with enforcement of any right or benefit under this Agreement, if Employee prevails in whole or in part, in a court of final jurisdiction or pursuant to final and binding arbitration, in an enforcement action against the Company. In the event Employee prevails in part, the Company’s obligation hereunder shall be computed on a pro rata basis.

12.           Section 409A Compliance. It is intended that any compensation income to Employee provided pursuant to this Agreement or other agreements or arrangements contemplated by this Agreement (including, without limitation, any equity awards, retirement benefits, bonus payments and severance benefits) will not be subject to interest and additional tax under Code Section 409A. The provisions of the Agreement and all other Company agreements or arrangements applicable to Employee will be interpreted and construed in favor of their meeting any applicable requirements of Code Section 409A. The Company, in its reasonable discretion, may amend (including retroactively) this Agreement and any such other agreements or arrangements in order to conform with Code Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of interest and additional tax under Code

Section 409A. If the Company takes any action, or fails to take any action, with respect to this Agreement or any Company benefit plan or arrangement, and such action or failure to act causes (to the knowledge of the Company) any compensation income to Employee to (i) be subject to Code Section 409A, or (ii) fail to comply in any respect with Code Section 409A, without the written consent of Employee, then the Company shall promptly pay Employee a gross-up bonus in an amount equal to (A) all taxes and penalties assessed under Code Section 409A on any such compensation income imposed as a result of such action or failure to act, plus (B) any federal, state, and local income taxes and penalties (including FICA) payable by Employee on such gross-up bonus, in order to put Employee in the same position he would have been in if the tax provisions and penalties of Code Section 409A did not apply.

13.           Survival. Sections 6(a) and 11 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement.

14.           Notices. Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally or deposited in the United States mail, with proper postage prepaid, telegram, teletype, cable or facsimile transmission to the addresses listed below:

(a)           If to the Company, to:

AAR CORP.
1100 N. Wood Dale Road
Wood Dale, Illinois 60191
Attention: Compensation Committee Chairman

With a copy to:

AAR CORP.
1100 N. Wood Dale Road
Wood Dale, Illinois 60191
Attention:  General Counsel

(b)           If to Employee, to:

David P. Storch
1270 Linden Avenue
Highland Park, IL 60035

or to such other address as either party may from time to time designate by notice to the other. Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

15.           Non-Assignment.

(a)           The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be. After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company. The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

(b)           Employee agrees on behalf of himself, his heirs, executors and administrators, and any other person or person claiming any benefit under him by virtue of this Agreement, that this Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee or by any beneficiary, heir, executor, administrator or other person claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

16.           Severability. If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

17.           Construction. Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel. Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

18.           Entire Agreement. This Agreement as amended and restated herein and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement shall not be modified or amended except by the mutual written agreement of the Company and Employee.

19.           Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.           Arbitration. Any controversy or claim arising out of this Agreement, or breach hereof, shall be settled by arbitration in accordance with the laws of the State of Illinois by three arbitrators. Within 15 days after either party notifies the other party, in writing, of an intention to commence arbitration, the Company shall appoint one arbitrator and Employee shall appoint one arbitrator. The third arbitrator shall be appointed by the first two arbitrators within ten days of their appointment. If the third arbitrator cannot be agreed upon, the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators. The arbitrator’s determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

22.           Tax Withholding. All payments hereunder shall be made net of any applicable federal, state and local tax withholding.

23.           Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

Employer:

AAR CORP.

By:	/s/ James G. Brocksmith, Jr.
James G. Brocksmith, Jr.,
Chairman — Compensation Committee of
The Board of Directors

AAR CORP.

By:	/s/ Timothy J. Romenesko
Timothy J. Romenesko
Vice President and Chief Financial Officer

Employee:

/s/ David P. Storch
David P. Storch

David P. Storch Employment Agreement
Appendix (i)

AAR CORP. Long-Term Incentive Plan
for David P. Storch
June 1, 2006 - May 31, 2010

Responsibility and Authority

The Compensation Committee of the Board of Directors (“Committee”) will be responsible for the administration of Employee’s long-term incentive compensation arrangements. Any interpretation or adjustments of the Plan will be by the Committee, whose decision is final.

Overall Structure of the Plan

•                  Long-Term Incentive Plan compensation for Employee will consist of:

An annual award opportunity with compensation amount at plan of $600,000 worth of performance-based restricted stock for each of the Company’s (i) Net Income for the each fiscal year within a Performance Period and (ii) Return on Invested Capital for each fiscal year within a Performance Period. The number of shares available to be granted with respect to each year of a Performance Period will be determined at the beginning of each such Performance Period by dividing $600,000 by the fair market value of one share of Company stock on that date, based on the New York Stock Exchange closing price for such date. An additional award opportunity of up to 50% of the total two-year award is available based on the combined achievement against these two goals for each Performance Period. The number of shares actually awarded will be determined by the annual performance targets (as determined by the Committee, in its discretion) up to the full amount of the opportunity. All performance restricted stock awards hereunder will be granted pursuant to the AAR Corp. Stock Benefit Plan, and shall be reflected in a written performance restricted stock award agreement to be signed by the Employee prior to the award becoming final.

•                  The first “Performance Period begins June 1, 2006 and ends May 31, 2008. The second Performance Period begins June 1, 2008 and ends May 31, 2010.

•                  If at any time during any performance period, the Company’s closing stock price is 50% higher than the price at the beginning of that performance period for 20 consecutive trading days, all performance restricted stock opportunity shares (including the additional 50% opportunity) will be awarded immediately.

•                  Except in the event performance awards hereunder are triggered as a result of achieving the stock price goal described immediately above, actual shares awarded will be based on goals recommended by management and approved by the Board of Directors in accordance with the following performance matrix:

Performance Target Achieved*	Percentage of Target Shares Awarded
Below Threshold	0%
Threshold (80% of performance goal)	50%
Target (100% of performance goal)	100%

*The performance goals will be achieved if either the Company’s Net Income or Return on Invested Capital for the performance period meets the targets set by the Board of Directors. Results between the amounts shown on the schedule will be computed by linear interpolation. Performance goals for each Performance Period shall be determined prior to or within the first 90 days of the commencement of said Performance Period.

•                  If actual performance is at least above threshold for each year of a Performance Period, the total award will be increased by 50% of the shares earned with respect to that performance criteria.

•                  The following example is intended to illustrate the mechanics of this Plan:

Pro Forma Performance Period One

	Target shares for each of the next two years - determined as of June 1, 2006*	June 1, 2007 Grant**	June 1, 2008 Grant**	Two-Year Total
Net Income award	20,000/year	20,000 shares	20,000 shares	40,000 shares
Return on Invested Capital award	20,000/year	20,000 shares	20,000 shares	40,000 shares
Total “earned” award		40,000 shares	40,000 shares	80,000 shares
Two year achievement premium for Net Income			20,000 shares	20,000 shares
Two year achievement premium for ROIC			20,000 shares	20,000 shares
Total shares awarded				120,000 shares

*                    Assuming a stock price of $30 per share on June 1, 2006.

**   Assuming performance at 100% of target. Grants are made in restricted shares subject to terms and conditions set pursuant to the AAR Corp. Stock Benefit Plan.

•      No shares will be awarded in either category (Net Income or Return on Invested Capital) if the Company’s financial year result for net income in that year is negative (i.e., there is a net loss for that year).

•                  At the discretion of the Committee, transactions which significantly alter the capital structure of the Company may be excluded from the measurement period (in whole or in part) in a manner determined by the Committee.

•                  Definitions:

Net Income means “consolidated net income of the Company net of special charges and extraordinary items.”

Return on Invested Capital means “consolidated return on Invested Capital, calculated as follows:

Net income plus tax affected interest expense divided by average Invested Capital (total debt plus equity).”